Exhibit 99.1

Ally Financial CEO Jeffrey J. Brown Announces Plans to Step Down

Brown has served as Ally’s Chief Executive Officer since 2015

Brown will remain through early 2024 before becoming President of Hendrick Automotive Group

CHARLOTTE, N.C., Oct. 11, 2023 /PRNewswire/ — Ally Financial Inc. (NYSE: ALLY) announced today that Jeffrey J. Brown will be stepping down early next year after serving as Chief Executive Officer and a member of Ally’s Board of Directors since 2015. The Board has engaged a leading global executive search firm, and the search for a successor is underway.

“After 14 years at Ally, including nearly 9 years as CEO, I am so proud of how we transformed the company from the days of GMAC to who we are today, a more strategically, operationally and financially sound organization,” said Brown. “I sincerely appreciate the fierce commitment of my more than 11,000 Ally teammates and the culture we have been building together. The guidance of our Board of Directors and the deep dedication of our management team have been essential to me at every step.”

Brown will remain with Ally until January 31, 2024, or an earlier date determined by the Chair of the Board to help ensure a smooth leadership transition. Following his departure, Brown will become President of Hendrick Automotive Group, a longtime customer of Ally and the largest privately held automotive retail organization in the United States with nearly 11,000 employees and 131 retail franchises across 13 states.

“What began in 2009 as the financial reengineering of a company ultimately became a bank that truly matters in the financial industry, and now is the right time for me to transition. Ally is positioned for a bright future thanks to our amazing team and the customers we are proud to support,” continued Brown. “I especially look forward to building on Hendrick’s relationship with Ally as a customer and seeing both businesses continue to grow and succeed.”

Franklin Hobbs, the Chair of Ally’s Board, added: “JB has been an exceptional leader and fellow director, steering Ally with a skilled, steady hand for nearly nine years. He is held in the highest regard throughout the organization and the banking industry. Colleagues and peers alike value his commitment to excellence, motivating ingenuity, and unrelenting dedication to the Ally culture.”

Brown will address his transition during Ally’s previously announced release of its third-quarter financial results, which is scheduled for Wednesday, October 18, 2023.

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